Exhibit 21.1

Subsidiaries of the Company

Rivulet Films, Inc. – Delaware

Maughan Music, Inc. – Delaware

Storyland Animation Studios, LLC – Arizona

Eventide Media, LLC – Arizona

Borderline Productions, LLC – Arizona (a subsidiary of Rivulet Films, Inc.)

PBP Productions, LLC – Arizona (a subsidiary of Rivulet Films, Inc.)

Mistress Movie, LLC – Arizona (a subsidiary of Rivulet Films, Inc.)

Into the Black Productions, LLC – Arizona (a subsidiary of Rivulet Films, Inc.)
Origin Story Productions, LLC – Arizona (a subsidiary of Rivulet Films, Inc.)

Good News Productions, LLC – Arizona (a subsidiary of Rivulet Films, Inc.)

Storyland Productions, LLC – Arizona (a subsidiary of Storyland Animation Studios, LLC)